Exhibit 9(b)


                               Landmark Funds II
                               6 St. James Avenue
                          Boston, Massachusetts 02116


                             ___________ ___, 199__



State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

      Re:  Landmark Funds II - Transfer Agency and
              Service Agreement

Ladies and Gentlemen:

     This letter serves as notice that CitiFunds Small Cap Value Portfolio and CitiFunds Growth & Income Portfolio (collectively, the "Funds") are added to the list of series of Landmark Funds II (formerly, "Landmark Capital Growth Fund") (the "Trust") to which State Street Bank and Trust Company ("State Street") renders services as transfer agent pursuant to the terms of the Transfer Agency Agreement dated as of August 21, 1986 (the "Agreement") between the Trust and State Street.

     Please sign below to acknowledge your receipt of this notice adding the Funds as beneficiaries under the Agreement.

                                    LANDMARK FUNDS II


                                    By:_______________________________

                                    Title:____________________________


Acknowledgment:

STATE STREET BANK AND TRUST COMPANY


By:_________________________________

Title:______________________________